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                                                                    EXHIBIT 99.1

(INSITUFORM-TECH) (INSU) Insituform Technologies, Inc. Announces Agreement to Acquire the Rehabilitation Business of Insituform East, Inc.

         Chesterfield, MO - June 19, 2003 - Insituform Technologies, Inc. (Nasdaq National Market: INSU) ("Insituform") today announced that it has reached agreement to acquire the rehabilitation business, including selected assets, of Insituform East, Inc. The boards of both companies have approved the $5.5 million cash deal, which is expected to close by the end of August this year.

         Insituform East, Inc. is the only remaining independent licensee of the Insituform(R) cured-in-place pipe ("CIPP") process and NuPipe(R) form and fold process in North America.

         Insituform will purchase selected assets of Insituform East, Inc., including equipment, inventory, backlog, and license rights. The territories formerly licensed to Insituform East, Inc. are Maryland, West Virginia, Virginia, Pennsylvania, Delaware, Ohio, and the District of Columbia. Closing is subject to mailing formal notification to Insituform East, Inc.'s stockholders and certain other normal conditions.

         Commenting, Anthony W. (Tony) Hooper, Chairman of the Board and Chief Executive Officer of Insituform, said, "This acquisition will allow Insituform to more efficiently organize its operations, and create a growth opportunity for the CIPP business. We are optimistic about the growth potential for all products in this territory given our cost advantages. Notably, this deal completes the unification of all former North American licensees of the Insituform CIPP process."

         Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about Insituform can be found on its Internet site at www.insituform.com.

         This news release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could affect results include, among others, the competitive environment for Insituform's products and services, the geographical distribution and mix of Insituform's work, and other factors set forth in reports and documents filed by Insituform with the Securities and Exchange Commission from time to time. Insituform does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.


CONTACT:  Insituform Technologies, Inc.
          Joseph A. White, Vice President and CFO
          (636) 530-8000